Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-252073 and 333-249558
PROSPECTUS SUPPLEMENT NOS. 6 AND 5
(to Prospectuses dated June 25, 2021 and June 25, 2021)

Clover Health Investments, Corp.
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This prospectus supplement updates and supplements the prospectuses dated June 25, 2021 and June 25, 2021 (the "Prospectuses"), which form a part of our registration statements on Form S-1 (No. 333-252073 and 333-249558, respectively) (the “Registration Statements”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on August 25, 2021 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “CLOV.” On August 24, 2021, the last reported sales price of our Class A common stock was $8.92 per share.
This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in either of the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.
This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectuses.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.
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Investing in our securities involves risks. See the section entitled “Risk Factors” in each of the Prospectuses, and under similar headings in any further amendments or supplements to the Prospectuses, to read about factors you should consider before buying our securities.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectuses is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 25, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2021

CLOVER HEALTH INVESTMENTS, CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39252	98-1515192
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

725 Cool Springs Boulevard, Suite 320
Franklin, Tennessee	37607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (201) 432-2133

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Trading
Title of each class	Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	CLOV	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On August 25, 2021, Clover Health Investments, Corp. (the “Company”) issued a press release announcing that it had changed the previously announced redemption date of August 23, 2021, to a new redemption date of September 9, 2021, in connection with the redemption of its outstanding public warrants that were issued under the Warrant Agreement, dated as of April 21, 2020, by and between the Company (f/k/a Social Capital Hedosophia Holdings Corp. III) and Continental Stock Transfer & Trust Company, as warrant agent, as part of the units sold in the Company’s initial public offering. To date, over 90% of the outstanding public warrants have been exercised. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Neither this Current Report on Form 8-K nor the press release attached hereto as Exhibit 99.1 shall constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) List of Exhibits

Exhibit No.	Description

99.1	Press release, dated August 25, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Clover Health Investments, Corp.

Date:	August 25, 2021	By:	/s/ Gia Lee
		Name:	Gia Lee
		Title:	General Counsel and Corporate Secretary

Clover Health Investments, Corp. Announces Extension of Redemption Date for Outstanding Warrants

NASHVILLE, Tenn., August 25, 2021 (GLOBE NEWSWIRE) -- Clover Health Investments, Corp. (Nasdaq: CLOV), (“Clover Health” or the "Company”), an innovative technology company committed to improving health equity for America’s underserved seniors, today announced that the Company has extended the period during which the holders of the Company’s public warrants may exercise such warrants to 5:00 p.m. New York City time on September 9, 2021 (the “New Redemption Date”). Over 90% of the public warrants have already been exercised, and the Company, in an act of good faith, has decided to change the redemption date for the public warrants in order to provide investors with additional time to exercise the remaining outstanding warrants.
On July 22, 2021, the Company announced it would redeem all of its outstanding public warrants to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated April 21, 2020, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agent”), as warrant agent (the “Warrant Agreement”), as part of the units sold in the Company’s initial public offering (the “IPO”) and that remained outstanding on the redemption date for a redemption price of $0.10 per Public Warrant. In addition, the Company announced that it would redeem all of its outstanding warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO on the same terms as the outstanding public warrants. The private warrants were exercised on or before the redemption date. The public warrants may be exercised by the holders thereof until 5:00 p.m. New York City time on the New Redemption Date to purchase fully paid and non-assessable shares of Common Stock underlying such warrants. Payment upon exercise of the Warrants may be made either (i) in cash, at an exercise price of $11.50 per share of Common Stock or (ii) on a “cashless basis” in which the exercising holder will receive a number of shares of Common Stock to be determined in accordance with the terms of the Warrant Agreement and based on the redemption date and the volume weighted average price (the “Fair Market Value”) of the Common Stock during the 10 trading days immediately following the date on which the notice of redemption was sent to holders of warrants. The Company previously informed holders of the Fair Market Value, which was determined by the Company to result in holders who choose to exercise their warrants on a cashless basis receiving 0.249 shares of Common Stock per warrant.
Any warrants that remain unexercised at 5:00 p.m. New York City time on the New Redemption Date will be void and no longer exercisable, and the holders of those warrants will be entitled to receive only the redemption price of $0.10 per warrant.
None of the Company, its board of directors or any of its employees have made or are making any representation or recommendation to any holder of the warrants as to whether to exercise or refrain from exercising any warrants.
The shares of Common Stock underlying the warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-252073). The SEC maintains an internet website that contains a copy of this prospectus. The address of that site is www.sec.gov. Alternatively, you can obtain a copy of the prospectus from the Company’s investor relations website at https://investors.cloverhealth.com.
Questions concerning redemption and exercise of the warrants can be directed to our information agent, MacKenzie Partners at 1407 Broadway, New York, NY 10018, telephone number: (800) 322-2885.
No Offer or Solicitation
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding future events. In some cases, you can identify forward looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “can,” “could,” “should,” “would,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “objective,” “plan,” “seek,” “grow,” “target,” “if,” “continue,” or the negative of these words or other similar terms or expressions that concern Clover Health’s expectations, strategy, priorities, plans or intentions. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from results expressed or implied in this press release, including but not limited to the risks and uncertainties contained in the Risk Factors section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2021. Clover Health assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments.
About Clover Health
Clover Health (Nasdaq: CLOV) is a next-generation risk-bearing organization aiming to achieve health equity for all Americans. While our mission is to improve every life, we particularly focus on seniors who have historically lacked access to affordable high quality healthcare.
Contact Information
Investor Relations:
Derrick Nueman
investors@cloverhealth.com
Press Contact:
Andrew Still-Baxter
press@cloverhealth.com